Exhibit 99.1

FOR IMMEDIATE RELEASE
Ericka Smith
262.701.4926
 ESmith@WaterstoneMortgage.com

Waterstone Mortgage Opens New Southwestern Regional Branch in New Mexico

Albuquerque, NM. (July 2, 2018) – National mortgage lender Waterstone Mortgage Corporation is pleased to announce the opening of a new Southwestern regional office in Albuquerque, New Mexico.

The new Albuquerque branch will be the largest yet for Waterstone Mortgage, with more than 100 employees working out of the main office and multiple satellite offices.

"This is a significant growth opportunity for Waterstone Mortgage," said CEO Eric Egenhoefer. "The addition of the Albuquerque branch, which will make up our Southwestern region, will allow us to more effectively serve homebuyers in this area of the country. With the product variety of a bank-owned organization – as well as the local expertise our Albuquerque office will offer – we hope to bring a new level of expertise to customers in the greater New Mexico area."

The Southwestern region will be led by Regional Vice President Sue Millspaugh, who has more than 30 years of experience in the mortgage lending and finance industries.

"My team and I are very excited to join Waterstone Mortgage," said Millspaugh. "The organization's sterling reputation, ability to close loans on time, substantial list of product offerings, and company culture will fit perfectly with our overall goals. The team is also looking forward to the opportunity to grow professionally within a well-respected and forward-thinking company."

The Albuquerque office will include a variety of closers, processors, underwriters, loan assistants, marketing, and administrative professionals.

To learn more about Waterstone Mortgage or to apply for a mortgage online, visit www.WaterstoneMortgage.com.

About Waterstone Mortgage Corporation:
 Waterstone Mortgage Corporation is an innovative, strong, and secure mortgage lending company that has maintained a reputation for exceptional service and competitive mortgage financing. Founded in 2000, the company has the ability to lend in 47 states.

In 2017, Waterstone Mortgage surpassed $2.6 billion in annual loan origination volume. The company has been named to the Milwaukee Journal Sentinel's "Top Workplaces" list in 2014, 2017, and 2018; National Mortgage Professional Magazine's "Top 100 Mortgage Employers;" Mortgage Executive Magazine's "Top 100 Mortgage Companies in America;" and Scotsman Guide's "Top Mortgage Lenders." Waterstone Mortgage was ranked as the #2 company in Mortgage Executive Magazine's "Top 50 Mortgage Companies to Work For" in 2018 and was recognized as an Ellie Mae Hall of Fame Award winner in 2015, 2016, and 2017.

Headquartered in Pewaukee, Wisconsin, Waterstone Mortgage is a wholly-owned subsidiary of WaterStone Bank SSB, which, in turn, is a wholly-owned subsidiary of Waterstone Financial, Inc. (NASDAQ: WSBF). To learn more about Waterstone Mortgage, visit www.WaterstoneMortgage.com.

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